ITEM 77M AND ITEM 77Q1(G)
                                     MERGERS

         On January 8, 2001, Investors Equity Fund and Investors High Grade Bond Fund, two series of Forum Funds, another registered investment company, merged with and into Stratevest Large Cap Core Fund and Stratevest Intermediate Bond Fund, respectively. Shareholders of Investors Equity Fund approved the fund's merger into Stratevest Large Cap Core Fund and shareholders of Investors High Grade Bond Fund approved the merger of the fund into Stratevest Intermediate Bond Fund at a special shareholders' meeting held on December 1, 2000. The registration statement of Stratevest Funds (the "Trust") as filed via EDGAR on November 14, 2000 (accession number 0001119381-00-000011) includes the Agreement and Plan of Reorganization underlying the merger of Investors Equity Fund and Stratevest Large Cap Core Fund and is incorporated by reference. The Trust's registration statement as filed via EDGAR on November 14, 2000 (accession number 0001119381-00-0000012) includes the Agreement and Plan of Reorganization underlying the merger of Investors High Grade Bond Fund and Stratevest Intermediate Bond Fund and is incorporated by reference. Forum Funds continues to operate as a registered investment company under the Investment Company Act of 1940, as amended.